As filed with the Securities and Exchange Commission on June 20, 2013

Registration No. 333-135640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 15

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUXILIO, INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	88-0350448
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

26300 La Alameda, Suite 100,
Mission Viejo, California  92691
(949) 614-0700
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Joseph Flynn
Chief Executive Officer
26300 La Alameda, Suite 100,
Mission Viejo, California  92691
(949) 614-0700
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Randy K. Johnson, Esq. Alexander N. Pearson, Esq. Kirton McConkie, P.C. 60 E. South Temple, Suite 1800 Salt Lake City, Utah (801) 328-3600

Approximate date of commencement of proposed sale to the public:  Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

This Post-Effective Amendment No 15 to Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such a date as the Commission, acting pursuant to Section 8(c), may determine.

____________________________________________________________

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to the Registration Statement on Form SB-2 (File No. 333-135640) (the “Registration Statement”) of Auxilio, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2006, and declared effective on August 14, 2006, as amended (the “Registration Statement”) the Company registered for resale from time to time 4,063,992 shares of the Company’s common stock (the “Common Stock”), par value $0.001 per share. The shares of Common Stock were registered to permit resales of such Common Stock by the selling shareholders named in the Registration Statement.

The Company is seeking to deregister all shares of Common Stock that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its agreement with the selling shareholders has terminated.  Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 15 to the Registration Statement to deregister the remaining 1,036,541 unsold shares of Common Stock pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Mission Viejo, State of California, on June 20, 2013.

AUXILIO, INC.

By:  /s/ Joseph J. Flynn
Joseph J. Flynn
Chief Executive Officer and
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph J. Flynn Joseph J. Flynn	Director, Chief Executive Officer (Principal Executive Officer and Director)	June 20, 2013
/s/ Paul T. Anthony Paul T. Anthony	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	June 20, 2013
/s/ Edward Case Edward Case *	Director	June 20, 2013
/s/ Michael Joyce Michael Joyce *	Director	June 20, 2013
/s/ John D. Pace John D. Pace *	Director (Non-executive Chairman of the Board)	June 20, 2013
/s/ Max Poll Max Poll *	Director	June 20, 2013
/s/ Michael Vanderhoof Michael Vanderhoof *	Director	June 20, 2013
*
Pursuant to a power-of-attorney granted to Joseph J. Flynn on April 6, 2011 to sign on the respective person’s behalf, individually and in each capacity stated above, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.